UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): September 26, 2007

Titan Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13341	94-3171940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 650-244-4990

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2007, Titan Pharmaceuticals, Inc. (the “Company”) announced that Dr. Marc Rubin will join its executive team as President and Chief Executive Officer commencing October 1, 2007. Dr. Rubin will report to the Board of Directors and will also be appointed as a member of the Board. Dr. Louis R. Bucalo, the Company’s founder and current Chairman, President and Chief Executive Officer, led the recruitment of Dr. Rubin, and will continue in his role as Executive Chairman of the Company’s Board of Directors.

Until February 2007, Dr. Rubin, 52, served as Head of Global Research and Development for Bayer Schering Pharma, as well as a member of the Executive Committee of Bayer Healthcare and the Board of Management of Bayer Schering Pharma. Prior to the merger of Bayer Pharmaceuticals and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG since joining such company in October 2003, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. His position included responsibility for three global business units, and oversight of global product development, including preclinical development, CMC development, medical development, medical affairs, safety and risk management, regulatory affairs and other support functions. From 1990 until August 2003, Dr. Rubin was employed by GlaxoSmithKline where he held positions of responsibility in global clinical and commercial development overseeing programs in the United States, Europe, Asia and Latin America. From 2001 through 2003, he was Senior Vice President of Global Clinical Pharmacology & Discovery Medicine. Dr. Rubin received his M.D. from Cornell University Medical College in 1980, and completed his internship and residency at The Johns Hopkins Hospital, and subspecialty training at the National Institutes of Health.

The Company has entered into an agreement with Dr. Rubin pursuant to which he will receive an annual salary of $415,000 and will be eligible for an annual discretionary bonus of 0-50% based on the achievement of individual and company performance goals to be established by Dr. Rubin in consultation with senior management and approved by the Board of Directors. Upon joining the Company, Dr. Rubin will receive options to acquire 1,500,000 shares of the Company’s common stock, which options will vest monthly over a four-year period, subject to a requirement of at least 12 months of employment for the vesting of any options. Notwithstanding the foregoing, all unvested options automatically will become vested and exercisable immediately prior to the occurrence of a change of control. Dr. Rubin or the Company may terminate his employment at any time, for any reason by giving written notice to the other party. In the event his employment is terminated by the Company without Cause or by Dr. Rubin for Good Reason, as such terms are defined in the agreement, Dr. Rubin will be entitled to 12 months’ severance and if such termination occurs during the first year of employment, 25% of the options granted to Dr. Rubin will become immediately vested and exercisable. If such termination occurs after five years of employment, he will be entitled to 24 months’ severance.

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There were no arrangements or understandings between Dr. Rubin and any other persons pursuant to which Dr. Rubin was selected as the Company’s President and Chief Executive Officer and there are no family relationships between or among him and any executive officers or directors of the Company. The Company and Dr. Rubin are not parties to any transactions with related persons.

The Company has entered into an agreement with Dr. Bucalo pursuant to which he will continue to serve as Executive Chairman of the Company. Dr. Bucalo will receive an annual salary of $375,000 during the first two years of the agreement and $187,500 thereafter. Dr. Bucalo will be eligible for an annual discretionary bonus based on certain performance criteria established by the Board of Directors. The Company has agreed that Dr. Bucalo will receive options to acquire 150,000 shares of common stock at such time as it makes its next annual grant to all executive officers, which options shall contain customary terms and conditions for its annual grants. Dr. Bucalo or the Company may terminate his employment at any time, for any reason by giving written notice to the other party. In the event his employment is terminated by the Company without Cause or by Dr. Bucalo for Good Reason, as such terms are defined in the agreement, Dr. Bucalo will be entitled to 24 months’ severance, the 150,000 options will vest in full immediately, and all of his other options will continue to vest in accordance with their respective vesting schedules during such 24-month period.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

Exhibit	Description
99.1	Press Release dated September 26, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

	By:	/s/ Sunil Bhonsle
	Name:	Sunil Bhonsle
	Title:	Chief Operating Officer
Dated: September 26, 2007

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Exhibit Index

Exhibit	Description
99.1	Press Release dated September 26, 2007